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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
For more information, please contact:
Arianne Wiese
Ultrak, Inc.
972.353.6651
arianne.wiese@ultrak.com

          JIM PRITCHETT, PRESIDENT, ULTRAK, INC. ANNOUNCES RESIGNATION


LEWISVILLE, TEXAS - March 5, 1999 - Ultrak, Inc. (Nasdaq: ULTK) today announced that Jim Pritchett, has resigned from his position as President and Director effective today. Pritchett has resigned to pursue personal and other business interests. Until a replacement is chosen, the company's senior managers will collectively fill the role of the office of the President. George Broady remains as CEO and Chairman of the Board.

"We deeply appreciate the many years that Jim Pritchett has devoted to this company. He has contributed much and we will miss him. We wish him the best in his future endeavors," stated George Broady.

Ultrak is a publicly-held corporation that designs, manufactures, markets and services innovative electronic products and systems for the security and surveillance, industrial and medical video, and professional audio markets. The Company sells its products to distributors, dealers, system integrators, retailers and mass-merchants (for resale). Headquartered in Lewisville (Dallas), Texas, Ultrak has multiple facilities throughout the United States, Europe, Asia and South Africa. Enterprise Security Solutions (ESS) from Ultrak set new standards in quality, performance and value for large organizations interested in protecting their assets and improving operating efficiency. Access control, CCTV, alarm management, and public address functions are integrated and optimized. Existing telecommunications and IT infrastructures are leveraged to best advantage, security operations simplified and system life-cycle costs reduced. And, in progressive organizations, ESS functions like remote video surveillance are utilized to achieve improvements in operating efficiency and support the bottom-line mission of the enterprise.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the timely development and acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

           (C)Ultrak is a registered trademark of Ultrak, Inc. 1998.

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